NTT DOCOMO, INC.
                               Sanno Park Tower
                      11-1, Nagata-cho 2-chome Chiyoda-ku
                                Tokyo 100-1615


AT&T Wireless Services, Inc.
7277 164th Avenue N.E., Building 1
Redmond, Washington 98052

                                                         January 27, 2004


Ladies and Gentlemen:

                   Reference is made to that certain Investor Agreement, amended and restated on December 20, 2001 and further amended by Amendment No. 1 on December 26, 2002 (the "Investor Agreement"), by and between AT&T Wireless Services, Inc., a Delaware corporation ("AT&T Wireless") and NTT DoCoMo, Inc., a joint stock corporation organized and registered under the laws of Japan ("DoCoMo").

                  In a memorandum dated January 21, 2004 from Merrill Lynch & Co. ("Merrill Lynch"), DoCoMo was informed that AT&T Wireless desires to invite DoCoMo to submit a proposal (an "Acquisition Proposal") in accordance with procedures to be set forth in a letter from Merrill Lynch to DoCoMo and other interested parties (the "Procedures"), a draft of which was attached to the memorandum, subject to DoCoMo's agreement to waive certain rights under
Section 3.9 of the Investor Agreement.

                  As DoCoMo desires the opportunity to submit an Acquisition Proposal to AT&T Wireless in accordance with the Procedures should it choose to do so, DoCoMo hereby agrees, subject to the conditions set forth below, to temporarily waive its right under Section 3.9 of the Investor Agreement to be notified by AT&T Wireless of the proposed terms of any Acquisition Proposal submitted by a Solicited Bidder (as defined below), including the identity of such Solicited Bidder, or to be informed of material developments in the terms of any Acquisition Proposal (the "Waiver"), for the period from the date of this letter agreement through the earliest to occur of (a) the execution by AT&T Wireless of a definitive agreement with respect to an Acquisition Proposal, (b) the determination by the Board of Directors of AT&T Wireless to terminate the process contemplated by the Procedures, and (c) the earlier to occur of (x) 60 days following the date set for the submission of final proposals in accordance with the Procedures (as it may be extended pursuant to paragraph 2 below) and (y) April 15, 2004 (from the date hereof through such earlier date, the "Waiver Period"). For purposes of this letter agreement, the term "Solicited Bidder" shall mean any party that (x) is invited by or on behalf of AT&T Wireless to submit a proposal in accordance with the Procedures and (y) is a party to a confidentiality agreement with AT&T Wireless containing confidentiality and standstill provisions that, for the duration of the Waiver Period, are comparable in all material respects to the confidentiality and standstill provisions contained in Section 3.6(a) of the Investor Agreement; provided, that such party is in compliance with the terms thereof. For the avoidance of doubt, the temporary waiver granted by DoCoMo pursuant to this letter agreement shall not apply to any Proposed Transaction (as such term is defined in the Investor Agreement) submitted by any party that is not a Solicited Bidder.

                  The foregoing waiver by DoCoMo is conditioned upon and subject to the agreement of AT&T Wireless hereby as follows (which shall remain in effect only for the duration of the Waiver Period):

         1. AT&T Wireless shall permit DoCoMo to participate in the process contemplated by the Procedures and to submit an Acquisition Proposal (and any revisions thereto) should it determine to do so, and shall consider such Acquisition Proposal (and any such revisions) in accordance with the Procedures;

         2. AT&T Wireless shall not enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Proposed Transaction prior to February 13, 2004 (the date currently contemplated to be set for the submission of final proposals in accordance with the Procedures) or, if later, any new date for the submission of final proposals communicated to Solicited Bidders by or on behalf of AT&T Wireless during the Waiver Period;

         3. AT&T Wireless shall provide DoCoMo access to such documents and information as is provided to other Solicited Bidders in connection with its continuing due diligence of AT&T Wireless;

         4. In the event that AT&T Wireless permits any Solicited Bidder to collaborate with any other Solicited Bidder or any other third party (other than affiliates of such first Solicited Bidder and other than financing sources) with respect to the preparation or submission of any Acquisition Proposal during the Waiver Period, AT&T Wireless will provide DoCoMo with written notice of such permission (without identifying the Solicited Bidders or other parties), and will consider whether to grant similar permission to DoCoMo based on AT&T Wireless's judgment as to whether granting DoCoMo such permission would be reasonably likely to result in a superior transaction for AT&T Wireless's shareholders;

         5. AT&T Wireless agrees that DoCoMo may make public disclosure of any Acquisition Proposals made by it pursuant to the Procedures as and to the extent required by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and acknowledges and agrees that this letter agreement may be publicly disclosed by DoCoMo and filed as an exhibit to an amendment to its
                  Schedule 13D to be filed with the Securities and Exchange Commission;

         6. AT&T Wireless represents to DoCoMo that prior to the date hereof AT&T Wireless has not violated any of its obligations under Section 3.9 of the Investor Agreement; and

         7. AT&T Wireless shall be responsible for any breach of this letter agreement by its Representatives (defined below).

                  In addition to any other remedies available to DoCoMo under applicable law, in the event of a breach by AT&T Wireless of any of the foregoing, DoCoMo shall no longer be deemed to have waived its rights under
Section 3.9 of the Investor Agreement as provided herein.

                  For purposes of this letter agreement, references to a party shall include its directors, officers, employees, agents, advisors or other representatives, including, without limitation, attorneys, accountants, consultants, bankers and financial advisors ("Representatives").

                  AT&T Wireless acknowledges that, as of the date hereof, DoCoMo has made no decision to submit any Acquisition Proposal and has no obligation to do so, and DoCoMo expressly reserves the right to withdraw from the process contemplated by the Procedures at any time should it determine not to participate in such process (it being understood that any such withdrawal shall not affect the limited waiver set forth herein).

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EACH PARTY HEREBY AGREES AND CONSENTS TO PERSONAL JURISDICTION AND SERVICE IN ANY FEDERAL OR STATE COURT WITHIN THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION, FOR THE PURPOSES OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. VENUE FOR ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS LETTER AGREEMENT SHALL BE PROPERLY LAID ONLY IN ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE.

                  It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

                  This letter agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  Please acknowledge your agreement by executing this letter agreement in counterpart and returning it to the undersigned.

                                             Very truly yours,

                                             NTT DOCOMO, INC.


                                             By: /s/ Jun Tajima
                                                 -------------------------------
                                                 Name:  Jun Tajima
                                                 Title: Managing Director Global
                                                        Business Dept.

AGREED, as of this 27th day of
January 2004, by:

AT&T WIRELESS SERVICES, INC.


By: /s/ Lewis Chakrin
    --------------------------------
    Name:   Lewis Chakrin
    Title:  EVP Corporate Strategy &
            Business Development